Filed Pursuant to Rule 433
Issuer Free Writing Prospectus

Registration File Nos: 333-222136 and 333-222136-01

Alexandria Real Estate Equities, Inc.

Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.’s preliminary prospectus supplement, dated July 8, 2019 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$750,000,000 3.375% Senior Notes due 2031

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	3.375% Senior Notes due 2031

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Size:	$750,000,000

Maturity Date:	August 15, 2031

Price to Public:	99.859%

Interest Rate:	3.375% per annum

Yield to Maturity:	3.389%

Spread to Benchmark Treasury:	T+135 basis points

Benchmark Treasury:	2.375% due May 15, 2029

Benchmark Treasury Price and Yield:	102-31+ / 2.039%

Interest Payment Dates:	Each February 15 and August 15, beginning on February 15, 2020

Optional Redemption:

The redemption price for notes that are redeemed before May 15, 2031 (three months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+25 bps.

The redemption price for notes that are redeemed on or after May 15, 2031 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Co-Managers:	Evercore Group L.L.C.
Barclays Capital Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
BNP Paribas Securities Corp.
Capital One Securities, Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
PNC Capital Markets LLC
Regions Securities LLC
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP / ISIN:	015271 AR0 / US015271AR09

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	July 8, 2019

Settlement Date:	July 15, 2019 (T+5)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about July 15, 2019, which will be the fifth business day following the date of the prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 800-831-9146 or e-mail: prospectus@citi.com; J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk, 3rd Floor, telephone (collect): 212-834-4533; or RBC Capital Markets, LLC toll free at 1-866-375-6829.

Final Terms and Conditions Applicable to

$500,000,000 4.000% Senior Notes due 2050

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	4.000% Senior Notes due 2050

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Size:	$500,000,000

Maturity Date:	February 1, 2050

Price to Public:	99.578%

Interest Rate:	4.000% per annum

Yield to Maturity:	4.024%

Spread to Benchmark Treasury:	T+150 basis points

Benchmark Treasury:	3.000% due February 15, 2049

Benchmark Treasury Price and Yield:	109-28 / 2.524%

Interest Payment Dates:	Each February 1 and August 1, beginning on February 1, 2020

Optional Redemption:

The redemption price for notes that are redeemed before August 1, 2049 (six months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+25 bps.

The redemption price for notes that are redeemed on or after August 1, 2049 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Evercore Group L.L.C. Barclays Capital Inc. BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.
BNP Paribas Securities Corp.
Capital One Securities, Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
PNC Capital Markets LLC
Regions Securities LLC
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP / ISIN:	015271 AS8 / US015271AS81

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	July 8, 2019

Settlement Date:	July 15, 2019 (T+5)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about July 15, 2019, which will be the fifth business day following the date of the prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 800-831-9146 or e-mail: prospectus@citi.com; J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk, 3rd Floor, telephone (collect): 212-834-4533; or RBC Capital Markets, LLC toll free at 1-866-375-6829.